As filed with the Securities and Exchange Commission on December 30, 2022

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cuentas Inc.

(Exact name of registrant as specified in charter)

Florida	20-3537265
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

235 Lincoln Rd., Suite 210 Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

2021 Share Incentive Plan

(Full Title of the Plan)

Arik Maimon

Chief Executive Officer

Cuentas Inc.

235 Lincoln Rd., Suite 210

Miami Beach, Florida 33139

(Name and Address of Agent for Service)

(800) 611-3622

Telephone Number, Including Area Code of Agent for Service.

Copy to:

Barry I. Grossman, Esq.

David Selengut, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 of Cuentas, Inc. (“we,” “us,” “our” or the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,150,000 shares of our common stock, par value $0.001 per share, which may be offered and sold pursuant to 2021 Share Incentive Plan.

This Registration Statement includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for re-offerings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 3,150,000 shares of common stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Cuentas Inc., a Florida corporation (the “Company”, “us”, “our” or “we”), has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 3,150,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the 2021 Share Incentive Plan (the “2021 Plan”) and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options and restricted stock awards granted under the 2021 Share Incentive Plan.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Cuentas Inc.

Up to 3,150,000 shares of Common Stock under the 2021 Share Incentive Plan

This prospectus relates to the resale of up to 3,150,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Cuentas Inc., a Florida corporation (the “Company”, “us”, “our” or “we”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under, the Company’s 2021 Share Incentive Plan (the “ 2021 Plan”).

The persons who are issued such Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. If any additional awards are issued to affiliates under the 2021 Plan, we will file with the Securities and Exchange Commission (the “SEC”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Stockholders” on page 18 of this prospectus. Our Common Stock is listed on The NASDAQ Stock Market under the symbol “CUEN.” On December 29, 2022 the closing price of the Common Stock on The NASDAQ Capital Stock Market was $0.18 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2022.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

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WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. We are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can read and copy the reports, proxy statements and other information filed by the Company with the SEC at such Internet site.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the SEC. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the SEC as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC, and they are incorporated herein by reference as of their respective dates of filing:

(i)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on April 1, 2022;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, June 30, 2022, and September 30, 2022, as filed with the SEC on May 16, 2022, August 15, 2022, and November 14, 2022, respectively;

(iii)	our Current Reports on Form 8-K as filed with the SEC on January 11, 2022, February 8, 2022, May 3, 2022, May 23, 2022, June 3, 2022, June 15, 2022, June 27, 2022, July 8, 2022, July 29, 2022, August 4, 2022, August 9, 2022, August 24, 2022, August 26, 2022, October 6, 2022, November 8, 2022, November 15, 2022, and December 23, 2022;

(iv)	Definitive Proxy filed December 6, 2022;

(v)	The description of the Company’s securities registered under Section 12 of the Exchange Act filed with the SEC on February 1, 2021.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Matthew Schulman, c/o Cuentas Inc. at 235 Lincoln Rd., Suite 210, Miami Beach, FL 33139. Our telephone number is (800) 611-3622. Information about us is also available at our website at www.cuentas.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

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NOTE ON FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain a number of “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterization of future events or circumstances, including any underlying assumption, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. When used in this prospectus and the documents incorporated by reference herein, the words such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predicts,” “should,” or “will” and words or phrases of similar import, as well as statements in future tense, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements; however, the absence of these words does not mean that a statement is not forward-looking. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions relating to various factors.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the condensed consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, and the notes incorporated by reference herein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should understand that the following important risk factors, in addition to those discussed in our periodic reports on Forms 10-Q, 8-K and 10-K filed with the SEC under the Exchange Act, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. You should understand that it is not possible to predict or identify all risk factors. A variety of factors, some of which are outside of our control, may cause our operating results to fluctuate significantly. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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THE COMPANY

The Company

The Company was incorporated under the laws of Florida on September 21, 2005, and currently focuses on the business of using proprietary fintech technology to provide mobile and e-commerce services for delivering financial, prepaid debit and digital content services to the unbanked, underbanked and underserved Latino, Hispanic and immigrant communities. The Company’s proprietary software platform enables Cuentas to offer comprehensive financial services and robust functionality that is absent from other Mobile Apps through the use of our Prepaid Debit Mastercard®/General-Purpose Reloadable cards (“GPR”).

Properties. The Company’s principal offices are located in Miami Beach, Florida.

Our Business

The Company’s historical business included its Mobile App & GPR card. The Company is now diversifying its product line to include its Mobile Payments and Mobility projects which will be integrated into a proprietary fintech ecosystem that will provide a more complete offering of e-commerce products and services designed for the unbanked, underbanked and underserved immigrant and underprivileged communities to help them bridge the e-commerce digital divide.

The Cuentas Mobile App & GPR ecosystem protects its customers by depositing their funds in an FDIC insured bank account at Sutton Bank, the issuing bank.

The comprehensive financial services currently available include:

●	Direct ACH Deposits to receive funds

●	ATM access – U.S. and most foreign countries

●	Retail and Online purchases

●	Peer to Peer Payments at no cost between Cuentas Accountholders

●	Cash Reloads at major retailers (Walmart, CVS, Walgreens, Dollar General, etc.)

●	Discounted Gift Cards for major brands (Amazon Cash, Xbox, Playstation, Burger King, etc.)

●	Transit Authority Fares – Los Angeles TAP, Connecticut GoCT, coming soon NY-OMNY

●	Prepaid Long Distance Telecom Minutes – call land lines or mobile phones worldwide

●	U.S. Mobile Phone Recharges (TopUps)

●	Int’l. Mobile Phone Recharges (TopUps)

Western Union and Cuentas Bridge Digital and Retail Money Transfer Worlds for Latino Community

In March 2022, the Company integrated Western Union’s domestic and international money transfer capabilities into the Cuentas mobile banking app. The integration enables the Company’s customers to send money to 200 countries and territories via the Cuentas mobile app. Leveraging Western Union’s leading global cross-border, cross-currency platform, The Company’s customers can conveniently move money to friends and family almost anywhere across the world using the Cuentas mobile app. Once sent, receivers can pick up their remittance in cash at any Western Union retail location.

A major factor that provides technical strength and reliability to Cuentas’ project is the fintech ecosystem that it has developed. The foundation of Cuentas’ ecosystem is the fintech platform with mobile app, mobile wallet and associated integrations that Cuentas has developed over the past 3 years. We believe that this platform has been proven to be a robust, reliable transactional, marketing, financial and predictive, Tier-1 transactional platform. Cuentas’ ecosystem integrates its platform via dedicated APIs with Sutton Bank (the issuing bank), IDology (AML & KYC) and InComm (Processor, Load Network & 3rd Party Digital Products).

Cuentas’ Mobile App includes a Mobile Wallet (“Wallet”) and a Digital Store (the “Cuentas Digital Store” or the “Digital Store”) and is linked with a Prepaid Mastercard® which can be used for ATM withdrawals, online purchases and in-person purchases.

Accountholders may deposit funds to their account via (a) no-cost Direct Deposit, (b) no-cost fund transfers from other Cuentas accountholders, or (c) for a small charge, using InComm’s VanillaLoad network in over 200,000 locations at major retailers like Walmart, CVS, Walgreens, Dollar General, and more.

Once accountholders have available funds, they can use their Cuentas Prepaid Mastercard® wherever prepaid Mastercards are accepted worldwide and at most ATMs in the U.S., and many international ATMs.

Accountholders may use the funds in their Wallet to purchase discounted gift cards in the Cuentas Digital Store. Product categories in the Digital Store include Digital Gift Cards, Transit Cards, Mobile Phone Recharges (the “TopUps”) and Western Union International Remittances. Digital gift cards include Amazon Cash, Sony Playstation, Xbox, Karma Koin, Burger King, Bass Pro Shops and more. Active transit products include TAP in Los Angeles, GoCT in Connecticut and The Rapid from Grand Rapids, Michigan. These should include the digital availability of OMNY in New York when it launches officially. Additional transit products will be available as InComm rolls them out. Cuentas accountholders may purchase TopUps which allow them to recharge their own or someone else’s Verizon, AT&T or other mobile phones in the U.S. or in many foreign countries – in real time. Accountholders may make real phone calls using the Cuentas ILD Rewards balance (Loyalty Program) or funds in their wallet - actual phone calls that are made directly from their phone to any mobile phone or land line worldwide.

Cuentas e-commerce Distribution and Mobile Payments

The Cuentas e-commerce Distribution and Mobile Payments ecosystem will allow consumers to purchase Cuentas's line of digital products and services through a nationwide network of retailers that specifically serve Cuentas' target market. Cuentas' distribution network includes certain neighborhood markets known as "Bodegas" and convenience stores as well as other retail establishments. This brings previously unavailable digital products and services to those neighborhoods affected by the e-commerce digital divide.

The Latino Market

The name “Cuentas” is a Spanish word that has multiple meanings and was chosen for strategic reasons, to develop a close relationship with the Spanish speaking population. It means “Accounts” as in “bank accounts” and it can also mean “You can count on me” as in “Cuentas conmigo”. Additionally, it can be used to “Pay or settle accounts” (saldar cuentas), “accountability” (rendición de cuentas), “to be accountable” (rendir cuentas) and other significant meanings.

The 2020 U.S. Census showed the Hispanic Latino population at over 62 million and at 18.7% of the total U.S. population. The FDIC defines the “unbanked” “as those adults without an account at a bank or other financial institution and are considered to be outside the mainstream for one reason or another. The Company believes that the Hispanic and Latino demographic generally have had more identification, credit, and former bank account issues than any other U. S. minority group leading to more difficulty in obtaining a traditional bank account.

The Cuentas Mobile App and Wallet are positioned to service the Hispanic, Latino and immigrant demographics with comprehensive financial products. Additionally, we are able to accept various forms of U.S. and some foreign government issued identification to confirm qualification for opening an account with the Cuentas App. The Cuentas App is able to accept SSN or ITIN with U.S. identification, Matricula Consular or other qualified government issued forms of identification.

The Cuentas Prepaid Mastercard® - General-Purpose Reloadable (GPR) Card

The Cuentas Prepaid GPR Card allows each account holder to have a personalized Cuentas Mastercard® and an associated Cuentas Account with the Mobile App, Digital Wallet, Digital Store and Long-Distance Telecom services included. It acts as a comprehensive banking solution which enables access to the U.S. financial system for those who are unbanked or underbanked, while also enabling greater functionality than a traditional bank account. The cardholders’ deposited funds are protected in an FDIC-insured bank account at Sutton Bank.

The Cuentas Business Model

The Cuentas business model provides, or we expect will provide, for multiple revenue sources, many of which are synergistic market segments and provide unified financial and social functionality to forgotten segments of society.

The Cuentas Mobile Wallet has several potential revenue streams. We expect that the Company will receive monthly maintenance fees, reload fees, ATM fees and commissions for products sold as well as interchange and network fees from Mastercard and the Pulse Network (see “The Cuentas Ecosystem” herein). Cuentas’ strategy is to provide excellent value to consumers while charging reasonable fees and commissions to produce profitability. We believe that monthly fees of $4.50 which we will charge per user will generate reasonable revenue. Cuentas provides account recharge capabilities to accountholders via the nationwide VanillaLoad network owned by InComm as it is available in many big box retailer chains such as Walmart, Walgreens, CVS, Dollar Store and others.

We expect that The Cuentas Digital Store will produce revenue each time that consumers purchase third party gift cards, digital access, mass transit tickets and mobile phone top-ups (U.S. and international). Additionally, International remittances provided by the industry-leader Western Union “by Cuentas” are available and International Bill Pay should be available in 2023. Both services should be major revenue driving factors for Cuentas as they provide reliable, low-cost solutions to our target audience.

Cuentas offers rewards for free long distance calling to its accountholders (“Cuentas Rewards”) who are given credits upon activation to be able to make real international calls to land lines or mobile phone worldwide, not like internet calling which can be unreliable and poor quality. We can expand the Rewards program to include other products and/or services in the future. Our target demographic uses both internet and prepaid calling services to communicate with family members around the U.S. and in their country. This added benefit is designed, at a very low cost, to provide extra benefits to our accountholders, which should help to maintain and solidify valuable relationships with them.

Prepaid Debit Card Market Overview

The Research and Markets report titled “Prepaid Card Market: Payment Trends, Market Dynamics, and Forecasts 2020 - 2025” released in January 2020 states that, “[i]n the United States, prepaid cards remain the preferred choice for the unbanked market segment....” It also states that “[t]he move towards a cashless society is substantial, further driving the prepaid card market.”

Cuentas is strategically positioned in the prepaid marketplace with a focus on the Hispanic, Latino and immigrant demographics.

Cuentas has identified Activation Fees as an important issue to our target demographic, so we offer “no-cost” registration and activation with a personalized Prepaid Mastercard® sent directly to the consumer, and we charge a monthly fee of $4.50 fifteen days after activation and every thirty days thereafter. As previously mentioned, we also model our offering with empathy and consideration for our target demographic, keeping fees and costs reasonably low so they will be able to justify and appreciate the benefits provided by the Cuentas Mobile App, Wallet and Prepaid Mastercard®.

The Cuentas Technology platform

The Cuentas technology platform has proven itself to be a robust, reliable system and Cuentas is now taking steps to raise the platform to the next level through symbiotic integration with The OLB Group Inc’s (“OLB”) advanced PCI compliant OMNIsolutions platform.

On August 22, 2022, Cuentas signed a Software Licensing And Transaction Sharing Agreement with OLB with the goal of mutually integrating capabilities, features and expertise to enable both systems to take advantage of this symbiotic relationship so both organizations may grow. The integration of upgrades to Cuentas' system will include advanced intelligence and predictive trending to improve security, identify successful marketing campaigns and provide data for future project development.

The current Cuentas ecosystem and platforms function seamlessly as before, and upgrades will be introduced after careful evaluation, review and multi-level testing.

The newly upgraded Cuentas platform is designed to be PCI compliant and will include a complete POS system with credit card processing, marketing tools, integrated modules for inventory management, content management, concierge services, shipping and customer service. Additional features and capabilities include Real-time currency exchange rates (ECB), SSL support, Fully 100% customizable designs using templates, configurable list of allowed countries, ACL (Access control list), Activity Log, OpenID, Facebook and Twitter authentication, W3C compliance (XHTML) with all Bar-Codes Accepted, and much more.

The Cuentas platform will also have a multi functionable tax module that can apply taxes by country, state, Zipcode, product classes (e.g., goods, services, alcohol, etc.) and even including tax exempt, European Union Value Added Tax support,

The platform will include a Reward Points System, Marketing manager (Email & SMS campaigns), Customizable SEO (Search Engine Optimization) meta tags, discounts, coupons, affiliate programs, shopping, Froogle (google base), PriceGrabber / Yahoo Shopping, become.com product feeds, Google XML site map, CMS Topics as well as QuickBooks and Google AdSense integration.

Additionally, the platform will provide a shipping and logistics department a complete solution that enables retailers to use UPS, USPS, FedEx and other shippers with a myriad of shipping calculation methods (weight, volume, product, etc.). Prevent shipping to restricted Countries, calculate shipping, defined shipping methods (e.g., Ground, Next Day, 2nd Day, etc.), shipping tracking numbers, etc.

Finally, the system's Customer Service module will allow customers to register/login, create wish lists and registries, multiple billing and shipping addresses per customer, customer roles (groups), time zone support, built-in forums, password recovery, multiple account registration/activation types, automatic or manual registrations, Email validation & image capture during login/registration, “Email a friend” feature, Compare products feature, News RSS, Contact Us form, and more. Plugins are also available for US Postal, QuickBooks, FedEx, DHL and MailChimp.

CIMA Settlement

On July 8, 2022, the Company announced that it received a notice of default from CIMA related to that certain Platform Exclusive License Agreement, maintenance, and related agreements (collectively, the “License Agreement”) by and among Cuentas, CIMA, Knetik, Inc. (“Knetik”), and Auris, LLC (“Auris” ). The notice, which was received May 25, 2022, provides that Cuentas has failed to pay $700,000 of maintenance and pass-through fees that CIMA alleges are owed under the License Agreement and also afforded Cuentas the required sixty-day period (through July 24, 2022) to cure the default as provided under the License Agreement.

On August 2, 2022, the Company and CIMA, along with Knetik and Auris executed a Settlement Agreement and General Release (“Settlement Agreement”) which resolves the issues related to the July 8, 2022, notice of default from CIMA related to the License Agreement. Pursuant to the terms of the Settlement Agreement, in exchange for the consideration provided in the Settlement Agreement, Cuentas paid CIMA $770,239.78 and will accept for a period of 30 days from execution date, the exclusive right to facilitate a third party (including to current shareholders and directors of Cuentas) purchase (without markup or broker fee) of, all of the shares of Cuentas held by CIMA at the higher of: (i) the average per share trading price for the three day average before notice in writing is provided by Cuentas of the intent to purchase CIMA’s Cuentas shares, or (ii) the minimum price of $0.50 per share on or before 5:00 p.m. New York City time, on August 31, 2022 pursuant to a purchase agreement delivered by and acceptable to CIMA without any changes thereto (provided, that CIMA shall not be required to provide any representations or warranties other than fundamental warranties related to (a) organization and good standing, (b) power and authority to undertake the transaction and (c) ownership of such shares, and ordinary representations and warranties that the Cuentas shares are being transferred free and clear of any liens, claims, or encumbrances).

Further, in connection with the Settlement Agreement, Cuentas, Dinar Zuz, LLC, Michael De Prado and Arik Maimon provided signed waiver letters, expressly waiving any right of first refusal and co-sale rights granted in their favor under that certain letter agreement, dated December 31, 2019 (the “Side Letter”), by and among CIMA, Dinar Zuz, LLC, Michael Del Prado and Arik Maimon, and CIMA agreed (i) to restore immediately Cuentas’s access to its platform; (ii) provided Cuentas with a limited license to utilize the platform the terms of which are detailed specifically in Section 6 of the Settlement Agreement, and to use reasonable efforts, subject to Cuentas’ compliance thereto, to provide Cuentas’ customer data to Cuentas through the end of the limited license term described in Section 6 of the Settlement Agreement; (iii) deliver to Cuentas the Source Code (as that term is defined in paragraph 1.18 of the License Agreement) relating to “Out-Of-Scope Services,” and as further detailed in Section 6 of the Settlement Agreement; (iv) not enforce its rights under the Side Letter through and including August 31, 2022, and (v) shall not transfer, sale, or encumber its Cuentas shares through and including August 31, 2022, except as permitted therein. If Cuentas fails to comply with any term of this Settlement Agreement, Cuentas agreed to a Stipulated Judgment described in Section 5 of the Settlement Agreement, which, if triggered, the limited license set forth in Section 6 and any of CIMA’s obligations under this Settlement Agreement shall become null and CIMA shall have the right to shut off Cuentas access to the Platform without notice.

The Settlement Agreement also provides for mutual general releases by Cuentas for the benefit of CIMA and by CIMA for the benefit of Cuentas of all claims other than claims relating to a breach of the Settlement Agreement.

The Settlement Agreement by its terms in effect terminates the obligations under the license agreement, dated December 31, 2019, by and between Cuentas and CIMA.

Strategic Partners

Sutton Bank (“Sutton”)

Cuentas has a 5-year Prepaid Card Program Management Agreement with Sutton Bank as the issuer of the Cuentas Prepaid Mastercard® - Debit/GPR card which is effective through October 2026 with automatic 1-year renewals. Sutton insures account holders’ funds through the FDIC and provides direct deposit capabilities, early pay functionality and account balance functionality for the Cuentas Mobile App and Mobile Wallet. Sutton coordinates Know Your Client (“KYC”), Office of Foreign Asset Control (“OFAC”), Politically Exposed Persons (“PEP”) and Anti-Money Laundering (“AML”) compliance with Cuentas and IDology. Each applicant must have either a Social Security number or an ITIN. During the registration process, IDology compares each applicant’s personal information with known KYC, OFAC and PEP databases, and if required, can request certain forms of identification to confirm their identity. These forms of identification may include but are not limited to: Passport, Driver’s License, Matricula Consular and U.S. residency documentation. Only applicants that reach a certain score that is coordinated between Sutton and IDology are approved to receive a Cuentas Prepaid Mastercard® associated with their Cuentas Mobile App and Wallet account.

Interactive Communications International, Inc. (“InComm”)

Cuentas has multiple agreements with InComm including: (a) Processing services, (b) Resale of 3rd party Digital gift cards , (c) Resale of InComm Digital Solutions, and (d) Reload Commission Agreement. The agreements are effective through July 2024 and then renew automatically for 1-year periods. InComm is an instrumental partner of Cuentas as it provides the operational core of Cuentas’ transaction processing platform, the cash reload component and access to many third-party products and services.

On July 23, 2019, the Company entered into a 5-year Prepaid Services Agreement with InComm (the “InComm PSA”) to power and expand the Company’s Mobile App, Mobile Wallet and GPR card. InComm is a supplier of 3rd party gift and digital content cards, and Cuentas currently resells a variety of these products through its Mobile App’s Digital Store and Cuentas-SDI distribution network, with possible expansion in the future.

Under the InComm PSA, InComm is the prepaid card processor and through its VanillaLoad network, allows the Company’s cardholders, for a small fee, to reload their Cuentas Mobile Wallet through a nationwide network of retailers including Walmart, 7-Eleven, Walgreens, CVS Pharmacy, Rite Aid, Dollar General and many more. In addition, the Company plans to extend the cash reload component of the Wallet through a select number of “bodegas” in the Cuentas-SDI network to increase its market penetration and profitability.

Under the InComm PSA, InComm provides processing services, telephone support, data storage services, account servicing, reporting, output and hot carding services to the Company. Processing services consist mainly of authorization and transaction processing services. InComm also processes authorizations for transactions made with or on prepaid products, along with any payments or adjustments made to prepaid products. InComm also processes the Company’s data and post entries in accordance with the specifications. Data storage services consist mainly of storage of the Company’s data in a format that is accessible online by the Company through APIs designated by InComm, subject to additional API and data sharing terms and conditions. InComm also provides Web/API services for prepaid Cuentas GPR applications and transactions.

Cuentas SDI, LLC

Cuentas SDI, LLC (the “Cuentas-SDI”) was incorporated in the State of Florida on January 4, 2022 and was a wholly owned subsidiary of SDI Black 011, Inc. (“SDI Black”). Cuentas-SDI is engaged in the business of electronic distribution and sales of virtual products via its Black 011 portal located at Yonkers, NY. Its electronic products range from prepaid wireless SIM activation, International mobile recharge services and international long distance phone services. During 2020, Cuentas-SDI also started sales of general merchandise to its retail reseller customers. Cuentas-SDI owns the assets of Black Wireless MVNO, Black 011 Long distance platform and operations and the SDI Black distribution platform and network of over 31,000 bodegas and convenience stores.

On May 27, 2022, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with SDI Black, the holders of all the membership interests of SDI Black and Cuentas-SDI, for the acquisition of 19.99% of the membership interests of Cuentas-SDI in exchange for $750,000. Cuentas also had the right to close on the potential acquisition of the remaining 80.01% of the membership interests of Cuentas SDI within 60 days in exchange for a purchase price of an additional $2.459,000, which the Company did not exercise.

The Company is working with a Vendor-Client relationship with Cuentas-SDI, who uses Least Cost Routing (LCR) to decide which vendor provides the products for sale. The LCR platform will determine the percentage and quantity of revenue that is realized between Cuentas and Cuentas-SDI

The Cuentas Ecosystem

Cuentas’ goal is to offer the consumer a one-stop shop, easy to use, Mobile App and Mobile wallet with Mastercard® rails that can provide new, important financial services and solve many of their daily needs and desires while saving the users time and money.

Approved Cuentas accountholders will have a Prepaid Mastercard® acceptable wherever Mastercard® debit cards are accepted and can have their paychecks or certain government benefits checks directly deposited to their account associated with the card, with funds available for use on the card up to 2 days earlier than standard direct deposits. Furthermore, the Cuentas card has ATM access through the nationwide Pulse Network which provides access to over 500,000 ATMs in the U.S. and many more worldwide. (Source: pulsenetwork.com)

The Cuentas Digital Store in the Mobile App will allow accountholders to purchase certain mainstream gift cards for use in a variety of stores, online portals and transit agencies – many at discounted prices. Accountholders can also “Top Up” or prepay their mobile phone accounts and also do the same for friends & family living in the U.S. or overseas.

Cuentas Mobile

Cuentas Mobile is our Mobile Virtual Network Operator (“MVNO”) trade name, which provided Cuentas Mobile branded mobile phones along with attractively priced prepaid voice, text, and data mobile phone services to a limited customer base. Cuentas, through M&M, is negotiating to sell mobile services as an MVNO through an operator on the largest 5G nationwide network from one of the top 3 mobile carriers. Cuentas Mobile will continue to operate a virtual telecommunications network providing mobile voice, text, and data services with essentially the same quality as other MVNOs such as Cricket, Boost, Simple, Ultra, Mint and Lyca Mobile, which have been successful at creating brands, without owning the towers, hardware or network. Cuentas is currently reactivating distribution through grass roots retailers that normally interact with Cuentas’ target audience, specifically offering low-cost mobile phone service with the ability to make international calls to specific Spanish speaking countries in Central and South America.

We believe that our potential customers will migrate away from legacy telephone and banking systems to enhanced mobility solutions. The Company’s technological advantage and the synergies created by its combination of a reloadable debit card and a holder of mobile virtual network operator rights will make its products increasingly useful to unbanked, under-banked, under-served and other emerging niche markets.

Meimoun & Mammon LLC

Meimoun & Mammon LLC (“M&M”) is a retail provider of domestic and international long-distance voice, text, and data telephony services to consumers in the United States and throughout the world. M&M holds International and Domestic Section 214 authority issued by the FCC. M&M operates the retail Tel3 business as a separate division. Tel3 has been a prepaid long-distance provider for many years and provides direct and indirect access to Latino and immigrant communities across the US as it provides them with quality international communications services. The majority of revenue generated by the company so far has come from this division.

LSI Group S.A. (“LSI”)

On Aug 31, 2022, Cuentas signed a 1-year agreement which is extendable to 3 years total with completion of certain milestones. LSI will market the US based Cuentas Prepaid Debit Card and Mobile App in countries including El Salvador, Guatemala and Honduras with plans to expand to South America, starting with Colombia, with the goal to sign 200,000 US-based Cuentas customers in 1 year for international cross-border remittances.

Regulatory Compliance

We operate in an ever evolving and complex legal and regulatory environment. We, the products and services that we offer and market, and those for which we provide processing services, are subject to a variety of federal, state and foreign laws and regulations, including, but not limited to: federal communications laws and regulations; foreign jurisdiction communications laws and regulations; federal anti-money laundering laws and regulations, including the Patriot Act, the BSA, anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations in the U.S., and similar international laws and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act in Canada; state unclaimed property laws and money transmitter or similar licensing requirements; federal and state consumer protection laws, including the CARD Act, and the Dodd-Frank Act, and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations.

Our subsidiary M&M is subject to regulation by the FCC and other government agencies and task forces. M&M holds International and Domestic Section 214 licenses issued by the FCC, which may be suspended or revoked by the FCC if M&M does not strictly comply with all applicable regulations and the terms and conditions under which the International and Domestic Section 214 licenses were issued. M&M is also subject to certain foreign jurisdiction communications laws and regulations as it provides limited access to its prepaid calling platform internationally. We believe that we, including our subsidiaries, are currently operating in compliance with all applicable laws and regulations, but there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

At the federal level, Congress and federal regulatory agencies have enacted and implemented new laws and regulations that affect the prepaid industry, such the CARD Act and FinCEN’s Prepaid Access Rule. Moreover, there are currently proposals before Congress that could further substantially change the way banks, including prepaid card issuing banks and other financial services companies, are regulated and are permitted to offer their products to consumers. Non-bank financial services companies, including money transmitters and prepaid access providers, are now regulated at the federal level by the Consumer Financial Protection Bureau (the “CFPB”), which began operations in July 2011, bringing additional uncertainty to the regulatory system and its impact on our business. We are increasingly facing more stringent anti-money laundering rules and regulations, compliance with which may increase our costs of operation, decrease our operating revenues and disrupt our business. Sutton bank performs routine AML, KYC, OFAC in consultation with Cuentas and IDology and other compliance review and searches throughout Cuentas’ registration and operational processes. Abuse of our prepaid products for purposes of financing sanctioned countries, terrorist funding, bribery or corruption could cause reputational or other harm that could have a material adverse effect on our business, results of operations and financial condition. Failure to comply with, or further expansion of, consumer protection regulations could have a material adverse effect on our business, results of operations and financial condition. Failure by us to comply with federal banking regulation may subject us to fines and penalties and our relationships with our issuing banks may be harmed.

Most states regulate the business of sellers of traveler’s checks, money orders, drafts and other monetary instruments, which we refer to collectively as money transmitters. While many states expressly exempt banks and their agents from regulation as money transmitters, others purport to regulate the money transmittal businesses of bank agents or do not extend exemptions to non-branch bank agents. In those states where we are required to be licensed, we are subject to direct supervision and regulation by the relevant state banking departments or similar agencies charged with enforcement of the money transmitter statutes and must comply with various restrictions and requirements, such as those related to the maintenance of certain levels of net worth, surety bonding, selection and oversight of our authorized delegates, permissible investments in an amount equal to our outstanding payment obligations with respect to some of the products subject to licensure, recordkeeping and reporting, and disclosures to consumers. We are also subject to periodic examinations by the relevant licensing authorities, which may include reviews of our compliance practices, policies and procedures, financial position and related records, various agreements that we have with our issuing banks, retail distribution partners and other third parties, privacy and data security policies and procedures, and other matters related to our business. As a regulated entity, Cuentas may incur significant costs associated with regulatory compliance. We anticipate that compliance costs and requirements will increase in the future for our regulated subsidiaries and that additional subsidiaries will need to become subject to these or new regulations. If we fail to maintain our existing money transmitter licenses or permits or fail to obtain new licenses or permits in a timely manner, our business, results of operations and financial condition could be materially and adversely affected.

Marketing

The Cuentas Mobile App, Mobile Wallet and Prepaid Mastercard® will be predominantly marketed via digital and traditional media channels. Cuentas expects to use a combination of internal resources as well as third parties for our marketing efforts.

The digital marketing placements will include social media, SEO (Search Engine Optimization), internet, geo fencing, online streaming providers, influencers, and other digital providers. Traditional marketing efforts include media such as radio, TV, print, billboards, bus wraps, bus benches, TV, radio, etc.

Media spend is distributed amongst these marketing vehicles and adjusted as acquisition data is received. Our initial program is designed to test creative, geo targeting and formats. Once feedback is analyzed, spending will be optimized to enhance efficiency and cost of acquisition. Vertical market integration and partnerships will also be developed to augment growth and stability.

Marketing strategies for customer acquisition will focus on key markets, targeted audiences, lifestyle fit, brand awareness, key metrics and go-to-market plans.

Marketing to Hispanic & Latino groups will initially concentrate on those populations that have settled in Southern California, Texas, New York, Florida, Arizona and New Mexico.

Cuentas will promote the newly integrated POS capabilities in its ecosystem and market these services to the 30,000 bodegas and convenience stores in the network, with the possibility of upgrading a select number of them to neighborhood financial centers to be able to load cash to the Cuentas prepaid debit card and provide other financial services.

Entry into a Joint-Venture Agreement with WaveMAX Corporation (“WaveMax”)

On July 21, 2021, the Company and WaveMAX entered into a Definitive Joint-Venture Agreement (the “Agreement”). Pursuant to the Agreement, the Company and WaveMax formed CuentasMax LLC on Dec 8, 2021, a joint venture (“CUENTASMAX”) which would install WiFi6 shared network (“WSN”) systems in up to 1,000 retail locations in the New York metropolitan tristate area using access points and small cells to provide users with access to the WSN (the “JV Project”). The WSN will allow CUENTASMAX to generate location-based advertising configured by advertisers using WaveMAX’s advertising dashboard technology directly to users over the WSN, could permit users to pay a service fee for ad-free access to the WSN. The ownership and management of CUENTASMAX shall be as follows: 50% to the Company, 25% to WaveMAX and 25% to Consultoria y Asesoria de Redes, S.A. de C.V. (“Execon”). Execon currently manages approximately 20,000 WiFi endpoints with WaveMax in Mexico. Each of the Company and WaveMAX agreed to fund $120,000 (for a total of $240,000) initially upon execution of the Agreement. In addition, each of the Company and WaveMAX has agreed to fund an additional $127,500 over the succeeding five months, in each case, subject to approval of each party’s board of directors. The expenses of the JV Project shall include acquiring the Access Points hardware, the installation and configuration of the Access Points hardware for use with the broadband internet service at each Retail Location, entering into the necessary agreements with the Retail Locations, instore marketing and promotion of the WSN program, and expenses relating to commercialization of the digital advertising program. The Board of Directors of CUENTASMAX shall initially be comprised of four persons, two designated by the Company, one designated by WaveMAX, and one designated by Execon. The officers of CUENTASMAX shall be the persons from time to time designated by mutual agreement of the Company and WaveMAX, with the initial officers to be determined. It is hoped that up to 1,000 high traffic, prime location convenience stores and “bodegas” (small community markets) will be signed up in conjunction with the Company’s distribution network that sells prepaid debit card, e-store, e-wallet and digital services. A fee of 2% (two percent) of the net revenue of CUENTASMAX will be paid by CUENTASMAX on a monthly basis as a commission to Innovateur Management SAPI de CV. WaveMAX grants CUENTASMAX exclusive rights to use and deploy the WaveMAX Technology, including any and all patents owned or to be owned by WaveMAX and any and all related enhancements or applications of the WaveMAX Technology and any and all prior and subsequent improvements and/or new technology developed by WaveMAX solely in the Company’s BODEGAS network throughout the United States. The parties have agreed to expand CUENTASMAX to other areas of the U.S. once the current deployment is in progress or has been completed. As of December 31.2021, the Company has funded CUENTASMAX an amount of $40,000 and, in agreement with the other parties, funded CunetasMax $40,000 in February of 2022. The joint venture has begun the initial sales and marketing for the JV and expects to produce revenue initially in Q3 of 2022. The third deposit of $40,000 by Cuentas is scheduled for September 2022 and, along with an equal deposit by WaveMax, will continue the expansion.

CuentasMax has installed 30 WiFi6 Access Points in New York City, Los Angeles, and Puerto Rico at different small businesses including Bodegas, restaurants, beauty salons and gas stations. CuentasMax also has pilot project agreements with the Bodega Association and Business Group in NYC, Benelisha Group in LA, and Top Gasoline Inc in Puerto Rico.

Entry into a Joint-Venture Agreement with Benelisha Group, Inc. (“Benelisha”)

On August 4, 2021, the Company and Benelisha entered into a Definitive Marketing and Promotion Agreement (the “Benelisha Agreement”). Pursuant to the Benelisha Agreement, the Company and Benelisha will market and promote Cuentas GPR cards and the mobile phone application (“DC/MA”) products to Benelisha customers. During the term of the Benelisha Agreement, Benelisha’s goal is to register Benelisha customers to become active users of the Cuentas DC/MA products. The Company hopes to complete technical and program integration to be able to launch in Q1 of 2023.

If Benelisha reaches these milestone goals, it will be rewarded with Most Favored Nation (MFN) status along with compensation consisting of 32% of Net Revenue from new cardholders that Benelisha registers and maintains on the Cuentas GPR Platform. After year 3, Benelisha may continue to maintain MFN status by registering 50,000 new cardholders each year. If Benelisha does not maintain MFN status, it will still receive compensation of 32% of net revenue for the active cardholders it maintains.

Competition Section

Cuentas has strategically established its fee structure to be attractive to the unbanked, underbanked and undeserved population with no activation fee, no-cost direct deposit, no-cost Cuentas card to Cuentas card transfers, low cost for reloads, reasonable ATM fees and No dormancy fee.

This pricing strategy places Cuentas in an attractive, reasonably priced category which coupled with the products & services it offers to its competitiveness.

FEES	CUENTAS	Net Spend	Chime	Green Dot	Amex Serve	Amex Bluebird	My Bambu
Card Issuance/ Activation	$0.00	$0.00	$0	$1.95	$0 Online Up to $3.95 in retail	$0 Online / Up to $5 in retail	$0
Monthly Fee	$4.50	Pay-As-You-Go Plan $0 Monthly Plan $9.95 per mo.	$0	$7.95	$6.95 ($0 with $500+ Direct Deposit)	$0	$0
Reload Fee	$3.95	Netspend Reload Network Location Up to $3.95	N/A	$5.95	Up to $3.95 (fee varies by retailer)	$0 (Walmart) other Retailers $3.95	$3.95
Domestic ATM Withdrawal	$1.50	Pay-As-You-Go Plan $2.95 / Monthly Plan $2.95	$2.50; free through MoneyPass	$3.00	$0 at MoneyPass® ATMs $2.50 at non-MoneyPass ATMs.	$0 MoneyPass® ATMs, $2.50 non-MoneyPass ATMs	$2.00
Over the Counter Cash Withdraw	$1.50	$2.95 Withdrawal Fee at a Financial Institution/ 1% w/ $9.95 min	$2.50 per transaction	$3.00	N/A	N/A	N/A
ATM Inquiry Fee	$0.75	$0.50		$0.50	N/A		$0.50
ATM Decline Fee	$0.50	$1.00	N/A	N/A	$0.75	$0.00	N/A
Card to Card Transfer	$0.00	Website $0 / CS Agent $4.95 / Me-to-Me Transfer – $3.00	N/A	N/A	N/A	N/A	N/A
Balance Inquiry Live Agent	$0.00	$0.00	N/A	N/A	$0	$0.00	$0.00 per call
Replacement Card (Standard Delivery)	$5.00	$9.95	N/A	$5.00	$5.00	$0.00	$5
Inactivity Fee / Dormancy Fee	$0.00	$5.95 per mo. (after 90 days w/no trans.)	N/A	$9.95 After 90 days	$0	$0.00	$3 / Month, After 12 mo. No transactions
Remote Deposit Capture	N/A	Greater of 2% of total check amount or $5.00		Funds in minutes - 1% or 5% of check ($5 min)	Funds in minutes - 1% or 5% of check ($5 min fee)	Funds in minutes - 1% or 5% of check ($5 min fee)
Remittance Fee	N/A				UP to $16.99 (fee depends on the transfer amount)		$5.50
Fee Schedule	https:// cuentas.com/ cuen/cuentas_ cha.php?lang=en	https:// www.netspend.com/ account/terms/SFLF_ 730318418_EN.html	https:// help.chime.com/hc/ en-us/articles/ 221405228- What-are-the-fees-	https://
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Employees

As of November 21, 2022, our management team consisted of our Interim Chief Executive Officer and Chairman of the Board, Arik Maimon, Michael De Prado, our Interim President and Vice Chairman of the Board, and our Chief Financial Officer, Mr. Ran Daniel. Additionally, we have five full-time employees. None of our employees are represented by a collective bargaining agreement, and we have never experienced any work stoppage. We believe we have good relations with our employees.

Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section entitled “Risk Factors” below. You should read and carefully consider these risks, together with the risks set forth under the section entitled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

●	our ability to implement our business plan;

●	our ability to attract key personnel;

●	our ability to operate profitably;

●	our ability to efficiently and effectively finance our operations;

●	our ability to raise additional financing for working capital;

●	our ability to efficiently manage our operations;

●	that our accounting policies and methods may require management to make estimates about matters that are inherently uncertain;

●	our ability to consummate future acquisitions or strategic transactions;

●	changes in the legal, regulatory and legislative environments in the markets in which we operate; and

●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations.

Nasdaq Deficiency

On June 21, 2022, we received notice from the staff (the “Staff”) of The NASDAQ Stock Market indicating that, because the closing bid price for the Company’s common stock has fallen below $1.00 per share for 31 consecutive business days, the Company no longer complies with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Rule 5550(a)(2) of Nasdaq Listing Rules (the “Bid Price Rule”).

On December 20, 2022, having not regained compliance with the Bid Price Rule, the Company received a letter from the Staff notifying the Company that, unless the Company timely requests a hearing, the Company’s common stock and listed warrants would be subject to delisting. Accordingly, the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”). The hearing request resulted in a stay of any suspension or delisting action pending the hearing and the expiration of any extension period granted by the Panel following the hearing. In that regard, the Panel has the right to grant the Company an extension to regain compliance with the Bid Price Rule. However, there can be no assurance that the Panel will grant the Company an extension to comply with the Bid Price Rule or, even if an extension is granted, that the Company will be able to regain compliance with all applicable requirements for continued listing. If the trading of the Company’s securities is suspended, the Company’s securities will cease to be quoted on Nasdaq. It is expected that the Company’s securities would be immediately eligible for trading and quotation on the over the counter market.

Corporate Information

We were organized as a corporation under the laws of the State of Florida on September 21, 2005. Our principal executive office is located at 235 Lincoln Road, Suite 210, Miami Beach, FL 33139, and our phone number is (800) 611-3622. We maintain a website at www.cuentas.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

RISK FACTORS

Investing in our common stock involves risk. Before deciding whether to invest in our common stock, you should consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, each as incorporated by reference in this reoffer prospectus, any amendment or update thereto reflected in subsequent filings with the SEC, including in our annual reports on Form 10-K and quarterly reports on Form 10-Q, and all other information contained or incorporated by reference in this reoffer prospectus, as updated by our subsequent filings under the Exchange Act. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Note on Forward-Looking Statements.”

Risks Related to Our Financial Position and Need for Additional Capital

We will require additional funding to progress our business. Such financing may only be available on disadvantageous terms or may not be available at all. Any new equity financing could have a substantial dilutive effect on our existing stockholders.

At September 30, 2022, we had cash and cash equivalents of $2.1 million, a working capital deficit of $291,000 and an accumulated deficit of $47.3 million. Our cash position may decline in the future, and we may not be successful in maintaining an adequate level of cash resources. Accordingly, we will be required to seek additional debt or equity financing in order to support our growing operations. We may not be able to obtain additional financing on satisfactory terms, or at all, and any new equity financing could have a substantial dilutive effect on our existing stockholders. If we cannot obtain additional financing, we will not be able to achieve the sales growth that we need to cover our costs, and our results of operations would be negatively affected.

As a result of our current lack of financial liquidity, there is substantial doubt regarding our ability to continue as a “going concern,” within one year from the issuance date of our financial statements.

As a result of our current lack of financial liquidity, our consolidated financial statements for fiscal year 2021, and the nine months ending September 30, 2022, which are included as part of this prospectus, contains a statement concerning substantial doubt regarding our ability to continue as a going concern. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price generally.

Our continuation as a going concern is dependent upon, among other things, achieving positive cash flow from operations and, if necessary, augmenting such cash flow using external resources to satisfy our cash needs. However, we may be unable to achieve these goals and therefore may be unable to continue as a going concern.

Risks Related to the Company

We cannot ensure, either in the near- or long-term, that we will be able to generate significant cash flow or profit.

We have a limited basis upon which you may evaluate our business and an investment in our Common Stock may entail significantly more risk than the shares of Common Stock of a company with a substantial history. Our ability to successfully develop our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broader market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early-stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include: the absence of a lengthy operating history; insufficient capital to fully realize our operating plan; our ability to anticipate and adapt to a developing market; a competitive environment characterized by well-capitalized competitors; our ability to identify, attract and retain qualified personnel; our reliance on key management personnel.

Because we are subject to these risks, evaluating our business may be difficult. We may be unable to successfully overcome these risks, which could harm our business and prospects. Our business strategy may be unsuccessful, and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks, there may be an adverse effect on our business, results of operations, financial condition and cash flows.

We may never achieve profitability from operations or generate sufficient cash flows to make or sustain distributions to our shareholders.

We may never achieve profitability from operations. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable or that we will be able to make or sustain distributions to our shareholders from cash from operations. Revenues and profits, if any, will depend upon various factors, including whether we will be able to successfully implement our business plan and operating strategy. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. In addition, an inability to achieve profitability could have a detrimental effect on the market value of our Common Stock.

We are an early entrant in an emerging industry, and the long-term viability of our business strategy is unproven.

As an early entrant in this emerging Fintech industry, we are subject to the risk that our business model and business plan may not prove to be a viable long-term business strategy. If it turns out that our strategy is not a viable long-term business strategy, we may not be able to generate meaningful cash flows, which would materially and adversely affect the viability of our business and stock price.

We may not be able to secure sufficient capital to effectively execute our business plan.

We may not be able to attract and obtain sufficient capital from the equity and debt markets, or any other capital markets, to execute our business plan and grow our business. If we do not have access to sufficient funding in the future, we may not be able to make the requisite capital expenditures necessary to execute our business plan, and in that event our ability to generate revenue may be significantly impaired.

Cuentas may be unable to attract and retain users and increase Margins.

As of the date of this Registration Statement, Cuentas has an operating history of e-commerce card business of about one year. If Cuentas cannot increase the number of cardholders using its Cuentas Mastercard and retain its existing cardholders, this will significantly adversely affect Cuentas’ operating results, revenues, financial condition, and ability to remain in business. The Company’s ecommerce revenue currently has a very low gross profit margin and sometimes a negative margin The company would also be required to increase its gross margin in addition to increase revenue otherwise it will not derive net income from operations.

We are involved in various litigation matters that are expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, or results of operations.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or we may decide to settle lawsuits on similarly unfavorable terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly our business, financial condition, or results of operations could be materially and adversely affected. See “Business-Legal Proceedings” for a description of certain litigation involving the Company.

Although the results of lawsuits and claims cannot be predicted with certainty, we do not believe that the final outcome of those matters that we currently face will have a material adverse effect on our business, financial condition, or results of operations. However, defending these claims is costly and can impose a significant burden on management and employees, and we may receive unfavorable preliminary or interim rulings in the course of litigation, which could adversely affect the market price of our securities. There can be no assurances that a favorable final outcome will be obtained in all cases.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we use sophisticated call processing engines and other sophisticated telecommunications technology platforms, and we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current tenants, our employees and third-party service providers on our networks and website. The secure processing and maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in revenue losses, legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect our results of operations and competitive position.

We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us.

We rely on a small number of persons to carry out our business and investment strategies. An Executive Search Committee has been authorized to evaluate and propose qualified executive candidates for approval by the Board of Directors. Any member of our senior management may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to attract and retain qualified additional senior management but may not be able to do so on acceptable terms or at all. Cuentas does not yet have but intends to have key man life insurance policies in place.

We are subject to regulation which may adversely affect our ability to execute our business plan.

We operate in an ever evolving and complex legal and regulatory environment. We, the products and services that we offer and market, and those for which we provide processing services, are subject to a variety of federal, state and foreign laws and regulations, including, but not limited to: federal communications laws and regulations; foreign jurisdiction communications laws and regulations; federal anti-money laundering laws and regulations, including the USA PATRIOT Act (the “Patriot Act”), the Bank Secrecy Act (the “BSA”), anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations in the U.S., and similar international laws and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act in Canada; state unclaimed property laws and money transmitter or similar licensing requirements; federal and state consumer protection laws, including the Credit Card Accountability, Responsibility and Disclosure Act of 2009 (the “CARD Act”), and the Durbin Amendment to Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations. We believe that we are currently operating in compliance with all applicable laws and regulations, but there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

We are subject to Card Association and Network Organization Rules.

In addition to the federal, state, local, and foreign jurisdiction laws and regulations discussed above, we, Cuentas and our issuing banks, are also subject to card association and debit network rules and standards. The operating rules govern a variety of areas, including how consumers and merchants may use their cards and data security. Each card association and network organization audit us from time to time to ensure our compliance with these standards. Noncompliance with these rules or standards due to our acts or omissions or the acts or omissions of businesses that work with us could result in fines and penalties or the termination of the card association registrations held by us or any of our issuing banks. Changes in card association rules or standards set by Mastercard International or Vanilla Reload, or changes in card association and debit network fees or products or interchange rates, could materially and adversely affect our business, financial condition and results of operations.

Our success depends, in part, upon our ability to hire and retain highly skilled managerial, and operational personnel, and the past performance of our senior management may not be indicative of future results.

The implementation of our business plan may require that we employ additional qualified personnel. Competition for highly skilled managerial, telecommunications, financial and operational personnel is intense, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel. If we are unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected.

The Company and its subsidiaries have well-financed, well-managed competitors and may not be able to adequately compete in its market.

Most of our competitors are larger and have greater financial, technical, marketing, and other resources than we do. Some of our competitors have seasoned management teams with more experience and expertise in our industry than we do. Some competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, having a lower cost of capital, having greater economies of scale, and having enhanced operating efficiencies compared to ours.

Cuentas recently began e-commerce card operations and is much smaller than its competitors, faces competition in the prepaid financial services industry including competitors such as American Express, First Data, Total Systems Services, Green Dot, NetSpend, Money Network, Momentum, Blackhawk, Prepaid MasterCard, MasterCard RePower, PayPal, Apple Pay, Amex Serve, H&R Block Emerald, J.P. Morgan Chase, and others. Cuentas also faces intense competition from existing players in the prepaid card industry.

Cuentas Mobile faces competitors including, without limitation, AT&T, Sprint, Viber, WhatsApp, Skype, MetroPCS, TracFone, Telcel, StraightTalk, Simple Mobile, Virgin Mobile, Boost, Net 10, IDT, Boost, and others.

M&M faces competition from many strong and well-financed competitors and other competitors, engaged in the retail termination of domestic and international long distance as well a mobile voice, text, and data services, including, without limitation, IDT, NobelCom, Access Wireless, Boost Mobile, H2O mobile, Mint Mobile and others.

Cuentas Mobile is dependent on the performance of third-party network operators.

Mobile virtual network operators, including Cuentas Mobile, earn revenues by purchasing network capacity from other network operators and reselling it to end users.

To compete effectively, Cuentas needs to improve its offerings continuously.

Cuentas began operations recently and is substantially smaller than its competitors. As a result, to compete effectively, Cuentas needs to improve its offerings rapidly and continuously.

Cuentas may be adversely affected by fraudulent activity.

Criminals, including, without limitation, cyber-organized criminal syndicates, and others, use increasingly sophisticated methods to engage in illegal activities involving prepaid cards, reload products, and customer information. Cuentas relies on third parties for certain transaction processing services, which subjects Cuentas and its customers to risks related to the vulnerabilities of these third parties, as well as Cuentas’s own vulnerabilities to criminals engaged in fraudulent activities. Fraudulent activity could result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect Cuentas’s business, operating results, and financial condition. Cuentas, like other e-commerce networks has been tested and threatened by fraudulent activity but we have initiated protocols and alerts to minimize or eliminate fraudulent activity. To date, Cuentas has been minimally affected by fraudulent activity.

Risks Related to an Investment in Our Securities and this Offering

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Stock.

We are currently subject to a delisting notice from Nasdaq, as our stock price closed at less than $1 per share over a 30 consecutive business day period (which resulted in a failure to comply with Listing Rule 5550(a)(2)) and we were not eligible for an extension, and we are not currently in compliance with the director independence requirement. Additionally, pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iii) (the “$0.10 Rule”), our Common Stock may be subject to immediate delisting from Nasdaq if our Common Stock has a closing bid price of $0.10 or less for any ten (10) consecutive trading days. In the event that we are in violation of the $0.10 Rule, Nasdaq will issue another Staff Delisting Determination with the potential opportunity for us to appeal that determination. If we cannot remedy these delinquencies in adequate time our stock will be de-listed Nasdaq will take steps to de-list our securities. Such a de-listing would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The market price of our Common Stock and Warrants may be highly volatile, and you could lose all or part of your investment.

The trading price of our Common Stock and Warrants is likely to be volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	termination of the lock-up agreement or other restrictions on the ability of our stockholders and other security holders to sell shares after this offering;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore shareholders may have difficulty selling their shares.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price of our securities and trading volume could decline.

The trading market for our securities may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us was to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our securities or trading volume to decline.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our Common Stock for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends should not purchase our securities.

Our existing directors, executive officers and principal shareholders will continue to have substantial control over us , which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers, principal shareholders and their affiliates beneficially own or control, directly or indirectly, in the aggregate, approximately 31.69% of our outstanding Common Stock. As a result, these shareholders, acting together, could have significant influence over the outcome of matters submitted to our shareholders for approval, including the election or removal of directors; any amendments to our articles of incorporation or bylaws; any merger, consolidation or sale of all or substantially all of our assets; and over the management and affairs of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company or discouraging others from making tender offers for our shares and might affect the market price of our Common Stock.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options and vesting of restricted stock awards or restricted stock units granted to each Selling Stockholder under the 2021 Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholders(1)	Principal Position with the Company(2)	Shares Owned Prior to Resale (3)	Number of Shares Offered for Resale	Number of Shares owned After Resale
				Number	Percent(2)
Arik Maimon	Interim CEO and Chairman of the Board	1,982,961	365,000	1,617,961	8.4%
Ran Daniel	Chief Financial Officer	120,000	100,000	20,000	* %
Michael De Prado	Interim President and Vice Chairman of the Board	1,078,032	315,000	763,032	4.0%
Adiv Baruch	Director	313,334	250,000	63,334	* %
Sandra Orihuela	Director	100,000	100,000	0	0%
Sara Sooy	Director	100,000	100,000	0	0%
Yochanon Bruk	Director	2,902,992	200,000	2,702,992	14.1%

*	Less than 1%.

(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o Cuentas Inc., 235 Lincoln Rd, Suite 210, Miami Beach, Florida 33139.

(2)	All positions described are with the Company, unless otherwise indicated.

(3)	The number of shares owned prior to resale by each Selling Stockholder includes shares issuable upon exercise of options granted to such Selling Stockholders under the 2021 Plan registered pursuant to this prospectus for resale.

(4)	Percentage is computed with reference to 19,289,734 shares of our Common Stock outstanding as of November 18, 2022 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under this prospectus.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of their options. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

●	the persons identified in the table above as the Selling Stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2021 Plan: and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue-sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Cuentas Inc. as of December 31, 2021, and 2020, and for each of the years in the two-year period ended December 31, 2021, have been audited by Halperin Ilanit, CPA, an independent registered public accounting firm, as stated in their consent appearing herein. Such financial statements are incorporated by reference into this prospectus and registration statement in reliance upon the report of Halperin Ilanit, CPA, appearing in our Annual Report on Form 10-K as filed with the SEC on April 1, 2022, and upon the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

CUENTAS INC.

3,150,000 Shares of

Common Stock

PROSPECTUS

December 30, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC, and they are incorporated herein by reference as of their respective dates of filing.

(i)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on April 1, 2022;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, June 30, 2022, and September 30, 2022, as filed with the SEC on May 16, 2022, August 15, 2022, and November 14, 2022, respectively;

(iii)	our Current Reports on Form 8-K as filed with the SEC on January 11, 2022, February 8, 2022, May 3, 2022, May 23, 2022, June 3, 2022, June 15, 2022, June 27, 2022, July 8, 2022, July 29, 2022, August 4, 2022, August 9, 2022, August 24, 2022, August 26, 2022, October 6, 2022, November 8, 2022, November 15, 2022, and December 23, 2022;

(iv)	Definitive Proxy filed December 6, 2022; and

(v)	The description of the Company’s securities registered under Section 12 of the Exchange Act filed with the SEC on February 1, 2021.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Matthew Schulman, c/o Cuentas Inc., at 235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139. Our telephone number is (800) 611-3622. Information about us is also available at our website at www.cuentas.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Florida Business Corporation Act (the “FBCA”) provides that a corporation may indemnify a director or officer against liability if the director or officer acted in good faith, the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director or an officer except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA provides that a corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if such director or officer is not entitled to indemnification.

Our amended and restated articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by FBCA, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the FBCA. We do not currently maintain director and officer liability insurance on behalf of our director and officers; however, we intend to so purchase and maintain such insurance when economically feasible.

Additionally, our amended and restated articles of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our amended and restated articles of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the FBCA. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws, which will be in effect upon the consummation of this offering, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the FBCA Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the FBCA, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us, and such rights may be equivalent to, or greater or less than, those set forth in our bylaws, which will be in effect upon the consummation of this offering.

Our obligation to provide indemnification under our bylaws, which will be in effect upon the consummation of this offering, shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws, which will be in effect upon the consummation of this offering, of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, the FBCA shall, for the purposes of our bylaws, which will be in effect upon the consummation of this offering, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws, which will be in effect upon the consummation of this offering, shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws, which will be in effect upon the consummation of this offering, does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant plans to enter into an underwriting agreement, which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Our articles of incorporation contain provisions to indemnify the directors, officers, employees and other agents to the fullest extent permitted by the FBCA. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors. Pursuant to the FCBA, our articles of incorporation exclude personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgements, and amounts paid in settlement in connection with any claim against a director if he acted in good faith and in a manner, he believed to be in our best interests.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement.

Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K filed on March 25, 2021).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed on March 25, 2021).
4.1	Cuentas Inc., 2021 Share Incentive Plan. (incorporated by reference to Annex A to the definitive proxy filed on November 18, 2021)
5.1	Opinion of Ellenoff Grossman & Schole LLP (Filed herewith)
23.1	Consent of_Halperin Ilnat, independent registered public accounting firm (Filed herewith)
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24	Powers of Attorney (included on signature page)
107	Calculation of Filing Fee Table Form S-8 (Filed herewith)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 30, 2022.

CUENTAS INC.

By:	/s/ Arik Maimon
Arik Maimon
Interim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arik Maimon his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ran Daniel	December 30, 2022
Ran Daniel
Chief Financial Officer
(Principal Financing and Accounting Officer)

By:	/s/ Arik Maimon	December 30, 2022
Arik Maimon
Interim Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

By:	/s/ Michael De Prado	December 30, 2022
Michael De Prado
Interim President and Vice Chairman of the Board

By:	/s/ Adiv Baruch	December 30, 2022
Adiv Baruch
Director

By:	/s/ Yochanon Bruk	December 30, 2022
Yochanon Bruk
Director

By:	/s/ Sara Sooy	December 30, 2022
Sara Sooy
Director